    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 2001
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 VALENTIS, INC.

             (Exact name of Registrant as specified in its charter)

                DELAWARE                                94-3156660
    (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)               Identification Number)

                                863A MITTEN ROAD
                              BURLINGAME, CA 94010
                                 (650) 697-1900
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            BENJAMIN F. MCGRAW, III
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 VALENTIS, INC.
                                863A MITTEN ROAD
                              BURLINGAME, CA 94010
                                 (650) 697-1900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                            ALAN C. MENDELSON, ESQ.
                                LATHAM & WATKINS
                             135 COMMONWEALTH DRIVE
                              MENLO PARK, CA 94025
                                 (650) 328-4600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                               AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
   TITLE OF SECURITIES TO BE REGISTERED        REGISTERED(1)          SHARE(2)             PRICE(1)         REGISTRATION FEE
Common Stock, $.001 par value.............       5,554,324             $6.5625            $36,450,262            $9,113

(1) Includes (i) up to 3,499,996 shares of common stock issuable upon conversion of Valentis's Series A Convertible Redeemable Preferred Stock (the "Preferred Stock"), at the current conversion price of $9.00; (ii) up to 1,266,828 shares of common stock issuable upon exercise of Valentis's Common Stock Purchase Warrants (the "Warrants"); (iii) up to 787,500 shares of common stock issuable in lieu of cash dividends on the Preferred Stock (the "Dividend Shares"), assuming an applicable conversion price of $9.00; and
    (vi) any additional shares of common stock which become issuable upon conversion of the Preferred Stock, exercise of the Warrants and/or payment of the Dividend Shares by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock of Valentis, Inc.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average ($6.5625) of the high ($6.875) and low ($6.25) sales price of Valentis's common stock on January 11, 2001 as reported on the Nasdaq National Market.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 19, 2001

                                   PROSPECTUS

                                 VALENTIS, INC.

                        5,554,324 SHARES OF COMMON STOCK

    This prospectus covers up to 5,554,324 shares of Valentis's common stock that may be offered for sale by the stockholders named in this prospectus and the person(s) to whom such stockholders may transfer their shares. The selling securityholders and any broker-dealer who may participate in sales of the shares may use this prospectus. See "Plan of Distribution."

    We will not receive proceeds from the sale of the shares. We will bear substantially all expenses of registration of the shares. The selling securityholders will pay any underwriting fees, discounts or commissions, and transfer taxes in connection with the sale of the shares.

    Our common stock is listed on the Nasdaq National Market under the symbol "VLTS." The closing sale price of our common stock, as reported on the Nasdaq National Market on January 18, 2001, was $7.20 per share.

                            ------------------------

    INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS," BEGINNING ON PAGE 6.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this prospectus is       , 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................         2
Risk Factors................................................         6
Special Note Regarding Forward-Looking Statements...........        15
Use of Proceeds.............................................        15
Selling Securityholders.....................................        16
Plan of Distribution........................................        19
Legal Matters...............................................        20
Experts.....................................................        20
Where You Can Find More Information.........................        20

                            ------------------------

    Our web site address is www.valentis.com. Information contained on our web site is not part of this prospectus.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling securityholders are offering to sell and seeking offers to buy the shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

                            SUMMARY OF OUR BUSINESS

    Valentis, Inc. is a leader in the field of biopharmaceutical delivery. We develop a broad array of products, proprietary technologies and intellectual property and apply our preclinical and early clinical development expertise to create novel therapeutics and improved versions of existing marketed biopharmaceuticals. Our core technologies include multiple gene delivery and gene expression systems and PEGylation technologies designed to improve the safety, efficacy and dosing characteristics of genes, proteins, peptides, peptidomimetics, antibodies, replicating and non-replicating viruses and liposomes. We focus our research and development efforts in several therapeutic areas including cardiovascular disorders, oncology, hematology and immunology.

    Valentis has positioned itself to be the near-term beneficiary of genomics research, a massive effort underway to understand the sequence and function of the human genome. The first products being generated from genomics research are biopharmaceuticals such as proteins, antibodies and gene medicines. Valentis has a portfolio of delivery technologies that potentially allows us to develop new products, create improved versions of currently marketed products and make these biopharmaceuticals safer, more effective and more convenient for patients to use.

    In August 1999, Valentis acquired U.K.-based PolyMASC Pharmaceuticals plc. Valentis has facilities in three locations: The Woodlands, Texas, which houses personnel focused on preclinical research and development; London, England, where PolyMASC Pharmaceuticals plc operates as a wholly owned subsidiary and focuses on PEGylation technologies; and Burlingame, California, which is Valentis's corporate headquarters as well as the center for manufacturing and clinical development.

    We are developing delivery systems for biopharmaceuticals based on two broad technology platforms: gene medicines and PEGylation technologies.

    GENE MEDICINE TECHNOLOGIES: Each cell in the human body contains genes that code for the production of proteins that directly and/or indirectly impact all of the body's functions. Gene medicines are used to achieve production of therapeutic proteins in their natural, most active form at specific sites in the body. Gene medicines are typically administered by conventional pharmaceutical routes after being reconstituted from single-vial, stable, lyophilized products. A gene is delivered to target cells via a synthetic gene delivery system, and gives the cells the instructions needed to produce a therapeutic protein that is intended to correct, prevent or modulate genetic and acquired diseases.

    PEGYLATION TECHNOLOGIES: PolyMASC's PEGylation technology allows for the gentle coupling of polyethylene glycol, or PEG, molecules directly to proteins (protoMASC-TM-), antibodies (antiMASC-TM-), viruses (viraMASC-TM-) and liposomes (lipoMASC-TM-) in a manner that retains the biological activity of the material. These PEG molecules can protect the biopharmaceutical from degradation and attack by the immune system, resulting in products with improved safety, efficacy and dosing profiles.

    CORPORATE PARTNERS: Valentis, either directly or through our PolyMASC subsidiary, currently has corporate collaborations with:

    - Roche Holdings Ltd. for cancer immunotherapeutics based on the IL-2 and IL-12, and Interferon-a genes;

    - Eli Lilly & Co. to develop treatments for breast and ovarian cancer using the BRCA-1 gene;

    - Glaxo Wellcome plc to develop a treatment for cystic fibrosis using the CFTR gene;

    - Boehringer Ingelheim International GmbH for the treatment of rheumatoid arthritis with gene medicines;

    - Invitrogen Corporation to sell Valentis's proprietary GeneSwitch-TM- gene regulation system for use in research applications;

    - Heska Corporation for a gene-based immunotherapeutic for cancer and allergies in companion animals;

    - Eurogene Ltd. for cardiovascular diseases using gene medicines and Eurogene's collar delivery system;

    - DSM Biologics and QIAGEN, N.V. for plasmid manufacturing;

    - Onyx Pharmaceuticals, Inc. for a PEGylated virus-based cancer therapeutic;

    - Bayer Corporation, Inc. for a PEGylated Factor VIII;

    - Flemington Pharmaceutical Corp. for a PEGylated oral insulin;

    - Transkaryotic Therapies for the development of two PEGylated proteins; and

    - Viragen, Inc. for the development of a PEGylated interferon-alpha (IFN-a) for treatment of hepatitis C.

    To date, substantially all revenue has been generated by collaborative research and development agreements from corporate partners, and only minimal revenue has been generated from royalties on sales of the GeneSwitch-TM- gene regulation system to the research market. Under the terms of our corporate collaborations, Valentis generally receives research and development funding on a quarterly basis in advance of associated research and development costs. We expect that future revenue will be derived in the short-term from research and development agreements and milestone payments, and in the long-term from royalties on product sales.

    We have incurred significant losses since inception and expect to incur substantial losses for the foreseeable future, primarily due to the expansion of our research and development programs and because we do not expect to generate revenue from the sale of products in the foreseeable future, if at all. We expect that operating results will fluctuate from quarter to quarter and that such fluctuations may be substantial. As of September 30, 2000, Valentis's accumulated deficit was approximately $129.9 million.

RECENT DEVELOPMENTS

    PRIVATE PLACEMENT OF SERIES A PREFERRED STOCK AND WARRANTS.

    On December 5, 2000, pursuant to Subscription Agreements, dated as of November 20, 2000, between Valentis and certain of the selling securityholders listed in this prospectus, we sold and issued 31,500 shares of Series A convertible redeemable preferred stock, at a purchase price of $1,000 per share, for an aggregate purchase price of $31,500,000. In connection with the sale of the preferred stock, we issued common stock purchase warrants exercisable for up to an aggregate of 1,126,828 shares of our common stock. In connection with this transaction, we also issued warrants to purchase up to an aggregate of 140,000 shares of our common stock as fees to certain other selling securityholders who acted as placement agents or financial advisors in the private transaction.

    We are registering for resale up to 5,554,324 shares of common stock underlying the securities issued to the selling securityholders in December 2000. The shares being registered for resale include:

    - up to 3,499,996 shares of common stock issuable upon conversion of the preferred stock;

    - up to 1,266,828 shares of common stock issuable upon exercise of the common stock purchase warrants;

    - up to 787,500 shares of common stock issuable in lieu of cash dividends payable on the preferred stock; and

    - an indeterminate number of additional shares of common stock that may become issuable upon conversion of the preferred stock, exercise of the warrants, and/or payment of dividends by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

    SUMMARY OF CERTAIN TERMS OF THE SERIES A CONVERTIBLE REDEEMABLE PREFERRED
     STOCK

    This summary of certain terms of the Series A preferred stock and the warrants issued to the selling securityholders does not purport to be complete and is subject to and qualified in its entirety by the Subscription Agreements, the common stock purchase warrants and the certificate of designations of the Series A convertible redeemable preferred stock.

    DIVIDENDS. The Series A preferred stock, with a stated value of $1,000 per share, is entitled to cumulative dividends which shall accrue at an annual rate of 5%, payable quarterly, in cash, or, at our election, in shares of common stock. If we elect to pay dividends in shares of our common stock, those shares will be valued at the average closing bid price for our common stock during the twenty consecutive trading days ending on and including the trading day immediately prior to the dividend payment date.

    CONVERSION. Each share of Series A preferred stock, together with accrued and unpaid dividends, is convertible, at the option of the holder, into that number of shares of our common stock that is calculated by dividing the stated value, plus accrued and unpaid dividends, by a fixed conversion price of $9.00, subject to certain anti-dilution adjustments described in the Subscription Agreements.

    LIQUIDATION PREFERENCE. In the event of our liquidation, the holders of the Series A preferred stock will be entitled to a liquidation preference, equal to the stated value plus accrued and unpaid dividends, before any amounts are paid to the holders of our common stock.

    MANDATORY REDEMPTION. The Series A preferred stock shall be redeemed by us on June 4, 2004, subject to a one-year extension at the option of the holder, at a redemption price equal to the stated value plus accrued and unpaid dividends. The holders of the Series A preferred stock may also require that we redeem their shares, at a price equal to the stated value plus accrued and unpaid dividends per share, under certain circumstances, including in the event that our common stock ceases to be listed on the Nasdaq National Market, there is a fundamental change in control of our company, or we breach any of our covenants to the holders.

    OPTIONAL REDEMPTION. Beginning on December 5, 2002, we may redeem all, but not less than all, of the outstanding shares of Series A preferred stock if a certain triggering event occurs. The triggering event occurs any time that the closing bid price of our common stock exceeds $24.83 (subject to adjustment in the event of the conversion price) for twenty consecutive trading days.

    VOTING RIGHTS. Other than as required by law, the holders of the Series A preferred stock shall have no voting rights, except that the consent of the holders of a majority of the preferred stock shall be required to effect any change in our certificate of corporation that would materially and adversely affect any rights of the Series A preferred stock or would create any series of preferred stock with rights senior to those of the Series A preferred stock.

    SUMMARY OF CERTAIN WARRANT TERMS

    We issued Common Stock Purchase Warrants, Class A and Common Stock Purchase Warrants, Class B to purchase an aggregate of 1,266,828 shares of our common stock.

    CLASS A WARRANTS. We issued Common Stock Purchase Warrants, Class A, exercisable for an aggregate of 959,512 shares of common stock to the purchasers of the Series A preferred stock and to the placement agents. The Class A Warrants are immediately exercisable and remain exercisable for four years at an exercise price of $10.25 per share, subject to adjustment. In the event that the average closing bid price of the common stock during any ten consecutive trading days exceeds 275% of the exercise price, we may require that the holders of the warrants exercise the warrants or have them cancelled.

    CLASS B WARRANTS. We issued Common Stock Purchase Warrants, Class B, to the purchasers of the Series A preferred stock, exercisable for an aggregate of 307,316 shares of common stock. The Class B Warrants become exercisable one year after issuance and remain exercisable for three years at an exercise price of $10.25 per share, subject to adjustment. If, at any time before the one-year anniversary of the issuance of the warrants, the closing bid price of our common stock exceeds $23.99 for twenty consecutive trading days, these warrants shall be cancelled.

    Our executive offices are located at 863A Mitten Road, Burlingame, CA 94010, and our telephone number is (650) 697-1900.

                                  RISK FACTORS

    An investment in our common stock involves risk. You should carefully consider the risk and uncertainties described below before making an investment decision. These risks and uncertainties are not the only ones that we face or that may adversely affect our business. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in the complete loss of your investment.

DEVELOPMENT OF OUR PRODUCTS WILL TAKE SEVERAL MORE YEARS AND WILL REQUIRE REGULATORY APPROVAL BEFORE THEY CAN BE SOLD

    Because substantially all of our potential products currently are in research, preclinical development, or the early stages of clinical testing, revenues from sales of any products will not occur for at least the next several years, if at all. We cannot be certain that any of our products will be safe and effective or that we will obtain regulatory approvals. In addition, any products that we develop may not be economical to manufacture on a commercial scale. Even if we develop a product that becomes available for commercial sale, we cannot be certain that consumers will accept the product.

    If we cannot satisfy existing clinical and regulatory approval requirements, we or one of our partners may not be able to market our products. We may not obtain regulatory approval for the commercial sale of any of our products, or be able to demonstrate that a potential product is safe and effective for its intended use. We cannot be certain that our corporate partners or we will be permitted to undertake clinical testing of our potential products and, if we are successful in initiating clinical trials, we may experience delays in conducting them.

    While we have demonstrated some evidence that our gene delivery systems have utility in preclinical studies, these results do not mean that the resulting products will be safe and effective in humans. Our gene delivery systems may have undesirable and unintended side effects or other characteristics that may prevent or limit their use.

    Gene-based therapies and enhanced delivery of pharmaceuticals based on biologics are new and rapidly evolving technologies that are expected to undergo significant technological changes in the future. Many other companies are seeking to identify therapeutic genes and understand their function in the development and progression of various diseases. However, only limited clinical data are available regarding the safety and efficacy of gene-based therapeutics. We are not aware of any gene-based therapeutic that has received marketing approval from the United States Food and Drug Administration, or FDA, or foreign regulatory authorities. As a result, clinical trials relating to gene-based therapeutics may take longer to complete than clinical trials involving more traditional pharmaceuticals.

    We do not yet have products in the commercial markets. All of our potential products are in preclinical development or in the early stages of clinical testing. We cannot apply for regulatory approval of our potential products until we have performed additional research and development and testing. Our clinical trials may not demonstrate the safety and efficacy of our potential products, and we may encounter unacceptable side effects or other problems in the clinical trials. Should this occur, we may have to delay or discontinue development of the potential product that causes the problem. After a successful clinical trial, we cannot market products in the United States until we receive regulatory approval. If we are able to gain regulatory approval of our products after successful clinical trials and then commercialize and sell those products, we may be unable to manufacture enough products to maintain our business or secure additional financing to fund our operations.

WE HAVE A HISTORY OF LOSSES AND MAY NEVER BE PROFITABLE

    We may never generate profits, and if we do become profitable, we may be unable to sustain or increase profitability on a quarterly or annual basis. As a result, the trading price of our stock could decline and you could lose all or part of your investment.

    Since our inception, we have engaged in research and development activities. We have generated only small amounts of revenue and have experienced significant operating losses since we began business. As of September 30, 2000, we have incurred losses totaling $129.9 million. The process of developing our products will require significant additional research and development, preclinical testing, clinical trials and regulatory approvals. These activities, together with general and administrative expenses, are expected to result in operating losses for the foreseeable future.

WE MUST BE ABLE TO CONTINUE TO SECURE ADDITIONAL FINANCING

    Developing and commercializing our potential products will require substantial additional financial resources. Because we cannot expect internally generated cash flow to fund development and commercialization of our products, we will look to outside sources for funding. These sources could involve one or more of the following types of transactions:

    - technology partnerships;

    - technology sales;

    - technology licenses;

    - issuing debt; or

    - sales of common or preferred stock.

    Our future capital requirements will depend on many factors, including:

    - scientific progress in our research and development programs;

    - size and complexity of such programs;

    - scope and results of preclinical studies and clinical trials;

    - ability to establish and maintain corporate collaborations;

    - time and costs involved in obtaining regulatory approvals;

    - time and costs involved in filing, prosecuting and enforcing patent claims;

    - competing technological and market developments; and

    - the cost of manufacturing material for preclinical, clinical and commercial purposes.

    We have financed our operations primarily through the sale of equity securities and through corporate collaborations. We have not generated significant royalty revenues from product sales, and we do not expect to receive significant revenue from royalties for the foreseeable future, if ever. We expect that our existing resources will enable us to maintain our operations through at least the calendar year ending December 31, 2001. However, we may require additional funding prior to such time.

    We cannot be certain that additional financing to meet our funding requirements will be available. Even if financing is available, the terms may not be attractive. If we cannot obtain additional financing when needed or on acceptable terms, we will be unable to fund continuing operations. In addition, if we raise additional funds by issuing equity securities, our shareholders will likely experience significant dilution of their ownership interest.

THERE IS INTENSE COMPETITION IN THE BIOLOGICS-BASED THERAPEUTICS MARKET

    The pharmaceutical and biotechnology industries are highly competitive. The intense competition and rapid technological change in our market may result in pricing pressures and failure of our products to achieve market acceptance.

    We are aware of several pharmaceutical and biotechnology companies that are pursuing gene-based therapeutics or are incorporating PEGylated technologies into new pharmaceuticals. Many of these companies are addressing diseases that have been targeted by our corporate partners and us. We are also aware that some of our corporate partners are developing gene-based and PEGylated therapeutics with one or more of our competitors. We also face competition from companies developing cell-based therapies and from companies using more traditional approaches to treating human diseases. Most of our competitors have substantially more experience and financial and infrastructure resources than we do in the following areas:

    - research and development;

    - clinical trials;

    - obtaining Food and Drug Administration and other regulatory approvals; and

    - manufacturing, marketing and distribution.

    As competitors develop their technologies, they may develop proprietary positions in a particular aspect of biologics delivery that could prevent us from developing our products. Consequently, our competitors may be able to commercialize new products more rapidly than we do, or manufacture and market competitive products more successfully than we do. This could result in pricing pressures or the failure of our products to achieve market acceptance.

    Gene therapy and enhanced delivery of biologics are new and rapidly evolving fields and are expected to continue to undergo significant and rapid technological change. Rapid technological development by our competitors could result in our actual and proposed technologies, products or processes losing market share or becoming obsolete.

    In addition, we face intense competition from other companies for corporate collaborations, for establishing relationships with academic and research institutions and for licenses to proprietary technology. Our competitors may develop safer, more effective or less costly biologic delivery systems, gene-based therapeutics or chemical-based therapies. In addition, competitors may achieve superior patent protection or obtain regulatory approval or product commercialization earlier than we can.

WE MUST ATTRACT AND RETAIN CORPORATE PARTNERS

    Our business strategy is to attract business partners to fund or conduct research and development, preclinical studies, clinical trials, manufacturing, marketing and sales of our products. While we believe that our partners will be motivated to develop, market and distribute potential products based on our technologies, they may not commit sufficient resources to commercializing our products on a timely basis. They may also pursue the development or marketing of competing products. If our business partners do not successfully market and distribute our products and we are unable to develop sufficient marketing and distribution capabilities on our own, our business will fail.

WE MUST ATTRACT AND RETAIN QUALIFIED EMPLOYEES AND CONSULTANTS

    Our success will depend on our ability to retain our executive officers and scientific staff to develop our potential products and formulate our research and development strategy. We have programs in place to retain personnel, including programs to create a positive work environment and competitive compensation packages. Because competition for employees in our field is intense, however, we may be unable to retain our existing personnel or attract additional qualified employees. Our success also depends on the continued availability of outside scientific collaborators to perform research and develop processes to advance and augment our internal research efforts. Competition for collaborators is intense. If we do not attract and retain qualified personnel and scientific collaborators, and if we experience turnover or difficulties recruiting new employees, our research and development programs could be delayed and we could experience difficulties in generating sufficient revenue to maintain our business.

WE MUST OBTAIN RIGHTS TO PROPRIETARY GENES, PROTEINS OR OTHER TECHNOLOGIES

    We, and our corporate partners, are investigating the use of gene sequences and proteins in our products. A number of these gene sequences and proteins have been, or may be, patented by others. As a result, we may be required to obtain licenses to those gene sequences, proteins or other technologies. In addition, some of the products based on our gene or PEGylation delivery systems will require the use of multiple proprietary technologies. We may not be able to obtain a license to those technologies at reasonable terms, if at all. As a consequence, we might be prohibited from developing potential products or we might have to make cumulative royalty payments to several companies. These cumulative royalties would reduce amounts paid to us and could make the costs of our products too expensive to introduce.

WE MAY BE UNABLE TO PROTECT OUR PATENTS AND PROPRIETARY RIGHTS

    We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively. Our success will depend to a significant degree on our ability to:

    - obtain patents and licenses to patent rights;

    - preserve trade secrets; and

    - operate without infringing on the proprietary rights of others.

    We own or have licenses to patents on a number of genes, processes, practices and techniques critical to our present and potential products. If we fail to obtain and maintain patent protection for our technologies, our competitors may market competing products that threaten our market position. The failure of our licensors to obtain and maintain patent protection for technology they license to us could similarly harm our business. Patent positions in the field of biotechnology are highly uncertain and involve complex legal, scientific and factual questions. Our patent applications may not result in issued patents. Even if we secure a patent, the patent may not afford adequate protection against our competitors. Intellectual property claims and litigation could subject us to significant liability for damages and invalidation of our patent rights.

    We also rely on unpatented trade secret technologies. Because these technologies do not benefit from the protection of patents, we may be unable to meaningfully protect these trade secret technologies from unauthorized use or misappropriation by a third party.

    As the biotechnology industry expands, the risks increase that other companies may claim that our processes and potential products infringe on their patents. Defending these claims would be costly and would likely divert management's attention and resources away from our operations. If we infringe on another company's patented processes or technology, we may have to pay damages or obtain a license in order to continue manufacturing or marketing the affected product or using the affected process. We may be unable to obtain a license on acceptable terms.

OUR PRODUCTS MUST SATISFY GOVERNMENT REGULATIONS

    We may not receive approval from regulatory authorities to market any of our products. Also, delays or unexpected costs in obtaining approval of our products or complying with governmental regulatory requirements could decrease our ability to sell products, generate revenue and would make funding our operations more difficult.

    Prior to marketing any drug or biological product in the United State, a potential product must undergo rigorous preclinical studies and clinical trials. In addition, the product must receive regulatory approval from the federal Food and Drug Agency. Satisfaction of the FDA requirements typically takes several years or more and costs a substantial amount of money. We cannot be certain that we will obtain regulatory approval even if we devote substantial resources and time. The regulatory process in the biologics delivery industry is costly, time-consuming and subject to unpredictable delays. Accordingly, we cannot predict with any certainty how long it will take or how much it will cost to obtain regulatory approvals for clinical trials or for manufacturing or marketing our potential products. Delays in bringing a potential product to market or unexpected costs in obtaining regulatory approvals could decrease our ability to generate revenue and make it more difficult to obtain additional financing necessary to fund our operations.

    In addition, drug manufacturing facilities in the United States must comply with the FDA's good manufacturing process regulations. Such facilities are subject to periodic inspection by the FDA and state authorities. Manufacturers of biologics also must comply with the FDA's general biological product standards and also may be subject to state regulation. While we anticipate that we will be able to manufacture product that meets these requirements, we may be unable to attain or maintain compliance with current or future Good Manufacturing Practices requirements. If we discover previously unknown problems after we receive regulatory approval of a potential product or fail to comply with applicable regulatory requirements, we may suffer restrictions on our ability to market the product, including mandatory withdrawal of the product from the market. This, or an unexpected increase in the cost of compliance, could decrease our ability to generate revenue or become profitable.

WE MUST OBTAIN FOREIGN REGULATORY APPROVALS TO MAKE AND SELL PRODUCTS IN FOREIGN COUNTRIES

    We cannot be certain that we will obtain regulatory approvals in other countries. In order to market our products outside the United States, we, and our corporate partners, must comply with numerous and varying regulatory requirements of other countries regarding safety and quality. The approval procedures vary among countries and can involve additional testing. The time required obtaining approval in other countries might differ from that required obtaining FDA approval. The regulatory approval process in other countries involves similar risks to those associated with obtaining FDA approval set forth above. Approval by the FDA does not ensure approval by the regulatory authorities of any other country.

OUR PRODUCTS MUST BE ACCEPTED BY PHYSICIANS AND INSURERS

    Concerns have arisen regarding the potential safety and efficacy of gene-based therapeutics using viral delivery systems. While our gene delivery systems do not contain viruses, these concerns could negatively affect physicians' and health care payers' evaluations of our products. Physicians and health care payers could conclude that our products or technologies are not safe and effective. Our success is dependent on commercial acceptance of our products. We believe that recommendations by physicians and health care payers will be essential for commercial acceptance of our products. If products developed by us and our corporate partners are not commercially accepted by patients, physicians or third-party payers, sales would be adversely affected.

ADVERSE EVENTS IN THE FIELD OF GENE THERAPY MAY NEGATIVELY IMPACT REGULATORY APPROVAL OR PUBLIC PERCEPTION OF OUR POTENTIAL PRODUCTS

    The recent death of a patient undergoing a viral-based gene therapy has been widely publicized. This death and other adverse events in the field of gene therapy that may occur in the future could result in greater governmental regulation of our potential products and potential regulatory delays relating to the testing or approval of our potential products. For example, as a result of this death, the Recombinant DNA Advisory Committee of the National Institutes of Health may become more active in reviewing the clinical trials or proposed clinical trials of all companies involved in gene therapy. It is uncertain what effect this increased scrutiny will have on our product development efforts or clinical trials.

    The commercial success of our potential products will depend in part on public acceptance of the use of gene therapy for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene therapy is unsafe, and consequently our products may not gain the acceptance of the public or the medical community. Negative public reaction to gene therapy in general could result in greater government regulation and stricter labeling requirements of gene therapy products, including any of our products, and could cause a decrease in the demand for products we may develop.

OUR PRODUCTS MUST OBTAIN ADEQUATE REIMBURSEMENT

    Even if we and our corporate partners succeed in bringing products to market, we cannot be certain that reimbursement will be available. Sales volume and price of any of our potential products will depend, in part, on the availability of third-party reimbursement for the cost of such products and related treatments. Reimbursement is generally provided by government health administration authorities, private health insurers and other organizations. Third-party payers are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Even if reimbursement is available, payers' reimbursement policies may adversely affect our corporate partners' ability to sell such products on a profitable basis. If these corporate partners are unable to profitably sell our products, our royalty revenue will be reduced.

THE SUCCESS OF OUR POTENTIAL PRODUCTS IN ANIMAL MODELS DOES NOT GUARANTEE THAT THESE RESULTS WILL BE REPLICATED IN HUMANS

    Even though our product candidates have shown successful results in animal models, animals are different than humans and these results may not be replicated in our clinical trials with humans. In addition, human clinical results could be different from our expectations following our preclinical studies with large animals. Consequently, you should not rely on the results in our animal models as being predictive of the results that we will see in our clinical trials with humans.

WE HAVE LIMITED EXPERIENCE IN CONDUCTING CLINICAL TRIALS, WHICH MAY CAUSE DELAYS IN RECEIVING REGULATORY APPROVAL OF OUR POTENTIAL PRODUCTS

    Clinical trials must meet FDA regulatory requirements. We have limited experience in conducting the preclinical studies and clinical trials necessary to obtain FDA regulatory approval. Consequently, we may encounter problems in clinical trials that may cause us, or the FDA, to delay, suspend or terminate these trials. Problems we may encounter include the chance that we may not be able to conduct clinical trials at preferred sites, obtain sufficient test subjects or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, the FDA may suspend clinical trials at any time if it believes the subjects participating in trials are being exposed to unacceptable health risks or if it finds deficiencies in the clinical trial process or conduct of the investigation.

    Failure to recruit patients could delay or prevent clinical trials of our potential products, which could cause a delay or inability to introduce products to market and a resulting decrease in our ability to generate revenue. The timing of our clinical trials depends on the speed at which we can recruit patients to participate in testing our products. Delays in recruiting or enrolling patients to test our products could result in increased costs, delays in advancing our product development, delays in proving the usefulness of our technology or termination of the clinical trials altogether. If we are unable to introduce potential products to market after successful clinical trials on a timely basis, our ability to generate revenue may decrease and we may be unable to secure additional financing.

THE RESULTS OF OUR EARLY CLINICAL TRIALS ARE BASED ON A SMALL NUMBER OF PATIENTS OVER A SHORT PERIOD OF TIME, AND OUR SUCCESS MAY NOT BE INDICATIVE OF RESULTS IN A LARGE NUMBER OF PATIENTS OR HAVE LASTING EFFECTS

    Results in early phases of clinical testing are based upon limited numbers of patients. Actual results with more data points may show less favorable results. In addition, we do not yet know if these early results will have a lasting effect. If a larger population of patients does not experience similar results, or if these results do not have a lasting effect, our product candidates may not receive approval from the FDA. In addition, any report of clinical trial results that are below the expectations of financial analysts or investors would most likely cause our stock price to drop dramatically.

WE MUST DEMONSTRATE LARGE SCALE MANUFACTURING CAPABILITIES

    Our limited manufacturing experience may compromise our ability to successfully introduce our potential products.

    Although we entered into a strategic collaboration with DSM Biologics and Qiagen N.V. for manufacturing and supplying plasmid DNA to the gene therapy industry, neither DSM nor any third party has successfully manufactured plasmid DNA on a large-scale commercial basis. The collaboration has the potential to create the first manufacturing facilities that can produce high-quality, ultra-pure material for plasmid-based therapeutics on every scale, from preclinical toxicology studies to commercial products. DSM will have full responsibility for manufacturing material to be marketed to any company or institution working in the field of gene therapy. We will depend on DSM for commercial-scale manufacturing of our products. DSM may be unable to develop adequate manufacturing capabilities for commercial-scale quantities of gene-based therapeutic products. If DSM or third parties are unable to establish and maintain large-scale manufacturing capabilities, we will be unable to introduce sufficient product to sustain our business.

DELAWARE LAW AND OUR CHARTER COULD MAKE THE ACQUISITION OF OUR COMPANY BY ANOTHER COMPANY MORE DIFFICULT

    We are incorporated in the State of Delaware. Provisions of Delaware law applicable to our company could delay a merger, tender offer or proxy contest or make such a transaction more difficult. State laws prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless a number of conditions are met. In addition, our Board of Directors may issue shares of preferred stock without the approval of our stockholders. The rights of our common stockholders may be decreased by the rights of the any future preferred stockholders. In addition, we have:

    - a board of directors divided into three classes, with staggered, three-year terms;

    - no right of stockholders to act by written consent without a meeting;

    - advance stockholder notice required to nominate directors and raise matters at the annual stockholders meeting;

    - no cumulative voting in the election of directors; and

    - removal of directors only for cause and with a two-thirds vote of our issued common stock.

    These provisions could delay, defer or prevent a change in control of our company or limit the price that investors might be willing to pay in the future for shares of our common stock.

OUR INSURANCE MAY NOT BE ADEQUATE

    The costs of product liability claims and product recalls could exceed the amount of our insurance, which could significantly harm our results of operations or our reputation and result in a decline in the value of our stock.

    Our business activities expose us to the risk of liability claims or product recalls and any adverse publicity that might result from a liability claim against us. We currently have only limited amounts of product liability insurance, and the amounts of claims against us may exceed our insurance coverage. Product liability insurance is expensive and may not continue to be available on acceptable terms. A product liability claim not covered by insurance or in excess of our insurance or a product recall could significantly harm our financial results or our reputation. Either of these could result in a decrease in our stock price, and you could lose all or part of your investment.

THERE ARE RISKS ASSOCIATED WITH ACQUIRING OTHER COMPANIES

    Part of our strategy is to grow through mergers and acquisitions of products, companies and businesses, and we intend in the future to pursue additional acquisitions of complementary product lines, technologies and businesses. We may have to issue debt or equity securities to pay for future acquisitions, which could be dilutive to existing stockholders. We have also incurred and may continue to incur certain liabilities or other expenses in connection with acquisitions, which have and could continue to materially adversely affect our business, financial condition and results of operations. In addition, mergers and acquisitions involve numerous other risks, including:

    - difficulties assimilating the operations, personnel, technologies and products of the acquired companies;

    - diversion of management's attention from other business concerns; and

    - the potential loss of key employees of the acquired companies.

    For these reasons, we cannot be certain what effect existing or future acquisitions may have on our business, financial condition and results of operations.

WE USE HAZARDOUS MATERIALS

    Our research and development activities involve the controlled use of hazardous materials. Although we believe that our safety procedures for handling and disposing of these materials comply with applicable laws and regulations, we cannot eliminate the risk of accidental contamination or injury from hazardous materials. If a hazardous material accident occurred, we would be liable for any resulting damages. This liability could exceed our financial resources. Additionally, hazardous materials are subject to regulatory oversight. Accidents unrelated to our operations could cause federal, state or local regulatory agencies to restrict our access to hazardous materials needed in our research and development efforts. If our access to these materials is limited, we could experience delays in our research and development programs. Paying damages or experiencing delays caused by restricted access could reduce our ability to generate revenues and make it more difficult to fund our operations.

THE STOCK MARKET IS VOLATILE AND OUR STOCK PRICE COULD DECLINE

    Our common stock has closed as high as $18.8125 and as low as $5.375 between January 3, 2000 and January 17, 2001. Market fluctuations or volatility could cause the market price of our common stock to decline. In recent years the stock market in general and the market for biotechnology-related companies in particular have experienced extreme price and volume fluctuations, often unrelated to the operating performances of the affected companies. Our common stock has experienced, and is likely to continue to experience, these fluctuations in price, regardless of our performance. These fluctuations could cause the market price of our common stock to decline.

CONVERSION OF SERIES A PREFERRED SHARES AND THE EXERCISE OF THE RELATED WARRANTS COULD AFFECT THE MARKET PRICE OF OUR COMMON STOCK

    On December 5, 2000, we issued 31,500 shares of our Series A convertible redeemable preferred stock, $1,000 stated value per share, and common stock warrants to purchase an aggregate of 1,266,828 shares of our common stock with a current exercise price of $10.25 per share, subject to adjustment. The Series A preferred stock is entitled to cumulative dividends that accrue at an annual rate of 5%, payable quarterly. Each share of Series A preferred stock, plus accrued and unpaid dividends, is convertible into shares of the Company's common stock at a fixed conversion price of $9.00 per share, subject to adjustment. For additional information regarding the Series A preferred stock and the common stock warrants, see "Summary of Our Business--Recent Developments--Private Placement of Series A Preferred Stock and Warrants."

    To the extent shares of Series A preferred stock are converted, the warrants are exercised and the dividends on the Series A preferred stock are paid in shares of common stock rather than cash, a significant number of shares of common stock may be sold into the market, which could decrease the price of our common stock and may result in substantial dilution to the interests of other holders of our common stock.

THE SALE AND ISSUANCE OF THE SERIES A PREFERRED STOCK WILL HAVE AN IMPACT TO EARNINGS AVAILABLE TO COMMON STOCKHOLDERS

    Of the proceeds from our sale of Series A convertible redeemable preferred stock, approximately $6.8 million will be allocated to both the common stock warrants and the conversion option feature included within the subscription agreement, and will be reflected as an increase to additional paid-in capital and a decrease to the Series A convertible redeemable preferred stock. This
$6.8 million will be accreted to preferred stock over the term of the initial redemption period. This accretion, along with the preferred stock dividend, will increase the net loss (reduce the net income) available to common stockholders.

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK.

    We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

    Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of our company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares of common stock offered by the selling securityholders.

                            SELLING SECURITYHOLDERS

    The shares of common stock being offered by the selling securityholders are issuable upon conversion of or issuance of dividends on the Series A preferred stock in shares of common stock or upon exercise of common stock purchase warrants. We are registering these shares of our common stock for resale by the selling securityholders identified below. The shares are being registered to permit public secondary trading of the shares, and the selling securityholders may offer the shares for resale from time to time. See "Plan of Distribution." In accordance with registration rights granted to the selling securityholders, we have filed with the SEC, under the Securities Act, a Registration Statement on Form S-3, of which this prospectus forms a part, with respect to the resales of the shares from time to time on the Nasdaq National Market, in privately-negotiated transactions, or otherwise, and have agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep such Registration Statement effective until the shares are no longer required to be registered for the sale thereof by the selling securityholders. The following table sets forth:

    - the name of the selling securityholders;

    - the number of shares of our common stock issuable to the selling securityholders upon conversion of or payment of dividends on the Series A preferred stock in shares of our common stock, assuming a $9.00 conversion price, the number of shares issuable upon exercise of the common stock purchase warrants, and other shares of common stock beneficially owned as of January 5, 2001;

    - the number of shares of our common stock that may be offered for resale for the account of each of the selling securityholders pursuant to this prospectus; and

    - the number of shares of our common stock to be held by the selling securityholders after the sale of all of the shares by the selling securityholders (none of whom will own 1% or more of our common stock after such sale).

    This information is based upon information provided by each respective selling securityholder, Schedules 13G and other public documents filed with the SEC, and assumes the sale of all of the resale shares by the selling securityholders. The term "selling securityholders" includes the stockholders listed below and their transferees, pledgees, donees or other successors. The applicable percentages of ownership are based on an aggregate of 29,434,147 shares of common stock issued and outstanding as of January 5, 2001.

                                                  SHARES OWNED      NUMBER OF SHARES    SHARES OWNED
SELLING SECURITYHOLDERS                         PRIOR TO OFFERING    BEING OFFERED     AFTER OFFERING
-----------------------                         -----------------   ----------------   ---------------
Banca Del Gottardo............................        118,941             85,941(1)         33,000
Delta Opportunity Fund (Institutional), LLC...        635,969            635,969(2)              0
Delta Opportunity Fund, Ltd...................      1,082,865          1,082,865(3)              0
Diaz & Altschul Capital, LLC..................      1,823,834          1,823,834(4)              0
Gallahad Private Equity Fund LLC..............        146,060            120,318(5)         25,742
Leonardo Capital Fund.........................        257,824            257,824(6)              0
Omicron Partners, L.P.........................        859,416            859,416(7)              0
OTATO Limited Partnership.....................        257,824            257,824(8)              0
Perseus-Soros Biopharmaceutical Fund, LP......      1,718,835          1,718,835(9)              0
Pharma w/Health...............................         65,297             51,565(10)        13,732
Triaxis Trust AG..............................        858,269            343,767(11)       514,502
Wells Fargo Van Kasper........................         35,000             35,000(12)             0

------------------------

(1) Includes 55,555 shares of common stock issuable upon conversion of 500 shares of Series A preferred stock, 13,008 shares of common stock issuable upon the exercise of an immediately exercisable common stock purchase warrant, 4,878 shares of common stock issuable upon the exercise of a common stock purchase warrant that will become exercisable on December 5, 2001, and up to 12,500 shares of common stock issuable as dividends on the Series A preferred stock.

(2) Includes 411,111 shares of common stock issuable upon conversion of 3,700 shares of Series A preferred stock, 96,260 shares of common stock issuable upon the exercise of an immediately exercisable common stock purchase warrant, 36,098 shares of common stock issuable upon the exercise of a common stock purchase warrant that will become exercisable on December 5, 2001, and up to 92,500 shares of common stock issuable as dividends on the Series A preferred stock.

(3) Includes 700,000 shares of common stock issuable upon conversion of 6,300 shares of Series A preferred stock, 163,902 shares of common stock issuable upon the exercise of an immediately exercisable common stock purchase warrant, 61,463 shares of common stock issuable upon the exercise of a common stock purchase warrant that will become exercisable on December 5, 2001, and up to 157,500 shares of common stock issuable as dividends on the Series A preferred stock.

(4) Includes 635,969 shares held by Delta Opportunity Fund (Institutional), LLC ("Delta Institutional") and 1,082,865 shares held by Delta Opportunity Fund, Ltd. ("Delta"). Diaz & Altshul Advisors, LLC, an affiliate of Diaz & Altshul Capital, LLC, provides portfolio management services to Delta and Delta Institutional and therefore may be deemed the beneficial owner of the shares held by Delta and Delta Institutional. Diaz & Altschul Capital, LLC, was a placement agent in connection with the private placement of the Series A preferred stock and the warrants. In compensation for its services, Diaz & Altschul Capital, LLC received a cash payment equal to $785,000 and an immediately exercisable common stock purchase warrant exercisable for 105,000 shares of common stock. Patrick Enright, one of our directors, is a one-third managing member of Diaz & Altschul Group, LLC, an affiliate of Diaz & Altschul Capital, LLC. Mr. Enright disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(5) Includes 77,777 shares of common stock issuable upon conversion of 700 shares of Series A preferred stock, 18,211 shares of common stock issuable upon the exercise of an immediately exercisable common stock purchase warrant, 6,830 shares of common stock issuable upon the exercise of a common stock purchase warrant that will become exercisable on December 5, 2001, and up to 17,500 shares of common stock issuable as dividends on the Series A preferred stock.

(6) Includes 166,666 shares of common stock issuable upon conversion of 1,500 shares of Series A preferred stock, 39,024 shares of common stock issuable upon the exercise of an immediately exercisable common stock purchase warrant, 14,634 shares of common stock issuable upon the exercise of a common stock purchase warrant that will become exercisable on December 5, 2001, and up to 37,500 shares of common stock issuable as dividends on the Series A preferred stock.

(7) Includes 555,555 shares of common stock issuable upon conversion of 5,000 shares of Series A preferred stock, 130,081 shares of common stock issuable upon the exercise of an immediately exercisable common stock purchase warrant, 48,780 shares of common stock issuable upon the exercise of a common stock purchase warrant that will become exercisable on December 5, 2001, and up to 125,000 shares of common stock issuable as dividends on the Series A preferred stock.

(8) Includes 166,666 shares of common stock issuable upon conversion of 1,500 shares of Series A preferred stock, 39,024 shares of common stock issuable upon the exercise of an immediately exercisable common stock purchase warrant, 14,634 shares of common stock issuable upon the exercise of a common stock purchase warrant that will become exercisable on December 5, 2001, and up to 37,500 shares of common stock issuable as dividends on the Series A preferred stock.

(9) Includes 1,111,111 shares of common stock issuable upon conversion of 10,000 shares of Series A preferred stock, 260,163 shares of common stock issuable upon the exercise of an immediately exercisable common stock purchase warrant, 97,561 shares of common stock issuable upon the exercise of a common stock purchase warrant that will become exercisable on December 5, 2001, and up to 250,000 shares of common stock issuable as dividends on the Series A preferred stock.

(10) Includes 33,333 shares of common stock issuable upon conversion of 300 shares of Series A preferred stock, 7,805 shares of common stock issuable upon the exercise of an immediately exercisable common stock purchase warrant, 2,927 shares of common stock issuable upon the exercise of a common stock purchase warrant that will become exercisable on December 5, 2001, and up to 7,500 shares of common stock issuable as dividends on the Series A preferred stock.

(11) Includes 222,222 shares of common stock issuable upon conversion of 2,000 shares of Series A preferred stock, 52,033 shares of common stock issuable upon the exercise of an immediately exercisable common stock purchase warrant, 19,512 shares of common stock issuable upon the exercise of a common stock purchase warrant that will become exercisable on December 5, 2001, and up to 50,000 shares of common stock issuable as dividends on the Series A preferred stock.

(12) Wells Fargo Van Kasper was a financial advisor in connection with the private placement of the Series A preferred stock and the warrants. In compensation for its services, Wells Fargo Van Kasper received a cash fee equal to $948,135 and an immediately exercisable common stock purchase warrant exercisable for 35,000 shares of common stock.

                              PLAN OF DISTRIBUTION

    The shares of common stock may be sold from time to time by the selling securityholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling securityholders may offer their shares of common stock in one or more of the following transactions:

    - on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

    - in the over-the-counter market;

    - in private transactions;

    - through options; and

    - by pledge to secure debts and other obligations, or a combination of any of the above transactions.

    When we use the term "selling securityholder" in this prospectus, it includes donees, pledgees and other transferees who are selling shares received after the date of this prospectus from a selling securityholder whose name appears in "Selling Securityholders." If we are notified by a selling stockholder that a donee, pledgee or other transferee intends to sell more than 500 shares, we will file a prospectus supplement if required by law. In addition, if required, we will distribute a supplement to this prospectus to describe any material changes in the terms of the offering.

    The shares of common stock described in this prospectus may be sold from time to time directly by the selling securityholders. Alternatively, the selling securityholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling securityholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and will be subject to the prospectus delivery requirements of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

    Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under rule 144 rather than under the terms of this prospectus. The selling securityholders may not sell all of the shares. The selling securityholders may transfer, will or gift such shares by other means not described in this prospectus.

    To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

    Under the applicable rules and regulations of the Securities Exchange Act of 1934, any person engaged in the distribution of the common stock may not bid for or purchase shares of common stock during a period which commences one business day (5 business days, if Valentis's public float is less that $25 million or the average daily trading volume of its stock is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each selling securityholder will be subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Valentis's common stock by such selling securityholder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

    Valentis agreed to register the shares under the Securities Act and to indemnify and hold the selling securityholders harmless against certain liabilities under the Securities Act of 1933 that could arise in connection with the sale by the selling securityholders of the shares. Valentis has agreed to pay all reasonable fees and expenses incident to the filing of this registration statement. The selling securityholder will pay all brokerage commissions and similar selling expenses, if any, attributable to its sale of shares.

                                 LEGAL MATTERS

    The validity of the shares offered hereby will be passed upon for Valentis by Latham & Watkins, Menlo Park, California.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at "http://www.sec.gov."

    This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits with the registration statement that are not included in this prospectus, and you should refer to the applicable exhibit for a compete description of any statement referring to any contract or other document. A copy of the registration statement, including the exhibits thereto, may be inspected without charge at the Public Reference Room of the SEC described above, and copies of such material may be obtained from such office upon payment of the fees prescribed by the SEC.

    The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    - Annual Report on Form 10-K for the year ended June 30, 2000;

    - Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

    - Proxy Statement for the annual meeting of stockholders held on December 12, 2000; and

    - Registration statement on Form 8-A, as amended, which includes a description of our common stock.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

                                 Valentis, Inc.
                                863A Mitten Road
                              Burlingame, CA 94010
                                 (650) 697-1900

                                5,554,324 SHARES
                                  COMMON STOCK
                                 VALENTIS, INC.
                                   PROSPECTUS
                                        , 2001

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses relating to the registration of the common stock will be borne by Valentis. Those expenses and the expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table. All amounts are estimates except the SEC registration fee and the Nasdaq National Market listing fee.

SEC Registration Fee........................................  $  9,113
Nasdaq National Market Listing Fee..........................  $ 17,500
Legal fees and expenses.....................................  $175,000
Accounting fees and expenses................................  $  8,600
Transfer agent fees.........................................  $      0
                                                              --------
    Total...................................................  $210,213
                                                              ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the DGCL and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

    The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

    The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS.

(a) Exhibits.

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
         4.1            Certificate of Designations of Series A Convertible
                          Redeemable Preferred Stock.
         4.2            Form of Common Stock Purchase Warrant, Class A.
         4.3            Form of Common Stock Purchase Warrant, Class B.
         5.1            Opinion of Latham & Watkins.
        10.1            Form of Subscription Agreement between the Registrant and
                          each of the selling securityholders, dated as of November
                          20, 2000.
        23.1            Consent of Ernst & Young LLP, Independent Auditors.
        23.2            Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).
        24.1            Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, State of California, on January 19, 2001.

                                                       VALENTIS, INC.

                                                       By:  /s/ BENJAMIN F. MCGRAW, III
                                                            ----------------------------------------
                                                            Benjamin F. McGraw, III
                                                            President and Chief Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin F. McGraw, III, and Bennet L. Weintraub, jointly and severally, as his or her true and lawful attorneys-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURES                                   TITLE                        DATE
---------------------------------------------  ------------------------------------  ----------------
/s/ BENJAMIN F. MCGRAW, III                    Chairman, Chief Executive Officer     January 19, 2001
------------------------------------           and President (Principal Executive
Benjamin F. McGraw, III                        Officer)

/s/ BENNET L. WEINTRAUB                        Vice President, Finance and Chief     January 19, 2001
------------------------------------           Financial (Principal Financial and
Bennet L. Weintraub Officer                    Accounting Officer)

/s/ PATRICK G. ENRIGHT                         Director                              January 19, 2001
------------------------------------
Patrick G. Enright

/s/ RAJU KUCHERLAPATI                          Director                              January 19, 2001
------------------------------------
Raju Kucherlapati

                                               Director
------------------------------------
Mark McDade

                 SIGNATURES                                   TITLE                        DATE
---------------------------------------------  ------------------------------------  ----------------
/s/ BERT W. O'MALLEY                           Director                              January 19, 2001
------------------------------------
Bert W. O'Malley

/s/ ARTHUR M. PAPPAS                           Director                              January 19, 2001
------------------------------------
Arthur M. Pappas

/s/ GILLIAN E. FRANCIS                         Director                              January 19, 2001
------------------------------------
Gillian E. Francis

/s/ STANLEY T. CROOKE                          Director                              January 19, 2001
------------------------------------
Stanley T. Crooke

                                 EXHIBIT INDEX

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
         4.1            Certificate of Designations of Series A Convertible
                          Redeemable Preferred Stock.
         4.2            Form of Common Stock Purchase Warrant, Class A.
         4.3            Form of Common Stock Purchase Warrant, Class B.
         5.1            Opinion of Latham & Watkins.
        10.1            Form of Subscription Agreement between the Registrant and
                          each of the selling securityholders, dated as of
                          November 20, 2000.
        23.1            Consent of Ernst & Young LLP, Independent Auditors.
        23.2            Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).
        24.1            Power of Attorney (included on signature page).